Exhibit 10.1

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 8, 2016, is by and among 21st Century Oncology Holdings, Inc., a Delaware corporation (the “Company”) and WILLIAM R. SPALDING (the “Executive”).

WHEREAS, the Company is engaged in the business of providing integrated cancer care services to patients; and

WHEREAS, the Company wishes to employ the Executive as its President and Chief Executive Officer for the period provided in this Agreement and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.                                      EMPLOYMENT.  The Company hereby agrees to employ the Executive upon the terms and conditions herein contained, and the Executive hereby agrees to accept such employment for the term described below.  The Executive agrees to serve as the Company’s President and Chief Executive Officer during the term of this Agreement.  In such capacity, the Executive shall have the authorities, functions, powers, duties and responsibilities that are customarily associated with such position and as the board of directors of the Company (the “Board”) may reasonably assign to him from time to time consistent with such positions.  Without limiting the forgoing, in his role as the President and Chief Executive Officer of the Company, the Executive shall have the authority to effectuate such organizational, operational and managerial changes to grow the business and enhance its profitability, including by way of example only, terminating under-performing employees or affiliated physicians, disposing of operations, M&A, strategic initiatives, relocation of the Company’s and its subsidiaries’ corporate headquarters, recruiting and retaining new talent and such other activities as are reasonable and customary for a president and chief executive officer with full managerial and operational control of a business.  Throughout the term of this Agreement, the Executive shall devote his best efforts and substantially all of his business time and services to the business and affairs of the Company.  Nothing herein shall preclude the Executive from serving or continuing to serve on the board of directors of entities that do not compete with the Company and to the extent such service does not materially interfere with the Executive’s performance under this Agreement; provided that the Executive will not agree to serve or actually serve on the board of directors of any entity for which he has not previously served without first notifying the Board.  As periodically requested by the Board, the Executive shall use commercially reasonable efforts to assist the Board in determining whether the Executive’s membership on the board of directors or any other involvement with any entity could reasonably be expected to result in health care compliance issues or liability for the Company or any of its subsidiaries, affiliates and/or joint ventures and to take such actions as are reasonably requested by the Board to remedy and/or mitigate any such issues or liability identified by the Board.

2.                                      TERM OF AGREEMENT.  The five (5) year term (the “Term”) of employment under this Agreement shall commence as of the date of this Agreement.  Notwithstanding the foregoing, this Agreement shall terminate immediately before the end of the Term, subject to the continuing obligation to make the payments, if any, required under Section 5 below, if the Executive (i) dies or becomes Disabled (as defined in Section 5(c) below), (ii) is terminated by the Company for Cause or without Cause or (iii) voluntarily terminates his employment for Good Reason or for any other reason or no reason before the Term of this Agreement expires.

3.                                      EXECUTIVE COMPENSATION.

a)                                     Annual Base Salary.  The Executive shall receive an annual base salary during the term of this Agreement at a rate of not less than Five Hundred Thousand Dollars ($500,000) (as adjusted from time to time pursuant to this Agreement, the “Base Salary”), payable in installments consistent with the Company’s normal payroll schedule.  The Board or its Compensation Committee (the “Compensation Committee”) shall review this Base Salary at annual intervals, and may, but shall not be obligated to, adjust the Base Salary from time to time as the Board or the Compensation Committee deems to be appropriate.

b)                                     Performance Incentive Bonus.  The Executive shall also be entitled to receive an annual performance-based incentive bonus from the Company for each calendar year during the term of this Agreement with a target bonus amount not less than 200% of the Base Salary (as the Board may, but shall not be obligated to adjust from time to time, the “Target Bonus”), based upon the attainment of one or more pre-established performance goals established by the Board or the Compensation Committee;  provided, however, the Executive’s Target Bonus for calendar year 2016 shall be $580,000.  The bonus amount to be paid to the Executive with respect to any given year shall be referred to as the Executive’s “Bonus.”  The Bonus shall be paid in accordance with the annual incentive plan of the Company applicable to similarly situated executives of the Company and its subsidiaries, as in effect from time to time.

c)                                      Incentive Equity Grant.  In consideration of the Executive’s entering into this Agreement and as an inducement to remain with the Company, the Executive shall be granted at a fair market value option price non-qualified options to acquire four percent (4%) of the fully-diluted outstanding equity instruments of 21st Century Oncology Investments, LLC (“Parent”) or the

Company, or such other equity-based award providing the same value (such as a phantom equity program that provides a cash payment upon a change in control of the Company), as may be determined by the Board in its discretion, to vest monthly over a four year period, with one hundred percent (100%) accelerated vesting in the event of a change in control of the Company.  If the Executive breaches the covenants relating to confidentiality set forth in Section 7, or the covenants relating to Prohibited Activities in Section 8(A) and (C), the Executive shall forfeit, as of the date the Executive’s employment terminates or the date as of which he breaches any such restrictive covenants, as applicable, all equity grants (whether or not vested).  Finally, the grant shall be made subject to such additional terms and conditions as mutually agreed upon between the Executive and the Board no later than forty five (45) days after the date of this Agreement.

d)                                     Equity Investment.  The Board shall endeavor to provide that the Executive shall have the right, but not the obligation, to participate as an investor for up to $2,000,000 in any equity financing which is offered before the first anniversary of the date of this Agreement on terms and conditions which are no less favorable than the terms and conditions offered to other investors participating in such offering.

4.                                      ADDITIONAL COMPENSATION AND BENEFITS.  The Executive shall receive the following additional compensation and welfare and fringe benefits:

a)                                     Participation in Benefit Plans.  The Executive shall be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time for its executives, or for its employees generally, including without limitation any life, medical, dental, accidental and disability insurance and profit sharing, pension, retirement, savings, stock option, incentive stock and deferred compensation plans, in accordance with the terms and conditions as in effect from time to time.

b)                                     Vacation.  The Executive shall be entitled to no less than four weeks of vacation (or such greater vacation benefits as may be provided in the future by the Board or the Compensation Committee) during each year during the term of this Agreement and any extensions thereof, prorated for partial years.  All time away shall be scheduled with the Company.  The Company shall reimburse the Executive for weekly (first class ticket) air travel between Ft. Myers, Florida and Nashville, Tennessee, together with a gross-up payment for any income taxes that he incurs as a result of such reimbursement.

c)                                      Business Expenses.  The Company shall reimburse the Executive for all reasonable expenses he incurs in promoting the Company’s business, including expenses for travel, entertainment of business associates, service and usage charges for business use of cellular phones, PDA or Blackberry, laptop computer, computer at home and at work, personal secretary and similar items, upon presentation by the Executive from time to time of an itemized account of such expenditures.

d)                                     Other.  In addition to the benefits provided pursuant Sections 4(a), 4(b) and 4(c), the Executive shall be eligible to participate in such other executive compensation and retirement plans of the Company as are available generally to other officers, and in such welfare benefit plans, programs, practices and policies of the Company as are generally applicable to other key employees, including any deferred compensation plan made generally available to the senior officers of the Company.

e)                                      Legal Fees.  The Company shall reimburse the Executive for the reasonable legal fees which he incurs in connection with this Agreement and his related equity grants subject to a cap of $10,000.

5.                                      PAYMENTS UPON TERMINATION.

a)                                     Involuntary Termination.  If the Executive’s employment is terminated by the Company during the term of this Agreement, the Executive shall be entitled to receive his Base Salary accrued and unpaid through the date of termination (the “Termination Date”) and his earned and unpaid Bonus, if any, for the calendar year ending prior to the Termination Date.  The Executive shall also receive any nonforfeitable benefits already earned and payable to him under the terms of any deferred compensation, incentive or other benefit plan maintained by the Company, payable in accordance with the terms of the applicable plan, and, except as provided in Section 5(d), he shall retain his interest in any vested equity grants, and any unvested equity grants shall be forfeited.  The payments and benefits and vested options that the Executive shall be entitled to pursuant to this Section 5(a) are collectively referred to as the Executive’s “Accrued Compensation”.

b)                                     Severance Payments.  If the Executive’s employment is terminated (i) by the Company without Cause or (ii) by the Executive for Good Reason, in addition to his Accrued Compensation, the Company shall make a series of monthly payments in cash to the Executive for a period of twenty-four (24) months immediately following the Termination Date; provided, further, that the first monthly payment shall be made on the first payroll period after the sixtieth (60th) day following the Termination Date and shall include payment of any amounts that would otherwise be due prior thereto.  Each monthly payment shall be equal to one-twelfth (1/12th) of the sum of the Executive’s annual Base Salary plus the Target Bonus.

c)                                      Disability.  The Company shall be entitled to terminate this Agreement, if the Board determines that the Executive has been unable to attend to his duties for at least one-hundred and twenty (120) consecutive days because of a medically diagnosable physical or mental condition, and has received a written opinion from a physician acceptable to the Board that such condition prevents the Executive from resuming full performance of his duties at such time and during the succeeding 120 consecutive days or is likely to continue for an indefinite period (any such condition, a “Disability”).  If the Company terminates this Agreement due to Executive’s Disability, the Executive shall be entitled to receive the Accrued Compensation and any disability benefits payable pursuant to any long-term disability plan or other disability program or insurance policies maintained or provided by the Company.

d)                                     Termination for Cause.  If the Executive’s employment is terminated by the Company for Cause, the amount the Executive shall be entitled to receive from the Company shall be limited to the Accrued Compensation, provided that he shall forfeit any vested equity grants.  For purposes of this Agreement, the term “Cause” shall be limited to (i) any action by the Executive involving willful disloyalty to the Company, such as embezzlement, fraud, misappropriation of corporate assets or a breach of the covenants set forth in Sections 7 and 8 below; (ii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, a felony; (iii) the Executive being convicted of or entering a plea of guilty or no contest or similar plea with respect to, any lesser crime or offense (x) committed in connection with the performance of his duties hereunder, (y) involving fraud, dishonesty or moral turpitude or (z) that causes the Company or any of its subsidiaries a substantial and material financial detriment; (iv) substantial neglect or willful misconduct in carrying out the Executive’s material duties (other than resulting from the Executive’s Disability) or violations of policies of the Company and/or its subsidiaries resulting in material harm to the Company or any of its subsidiaries; (v) substantial and repeated failure, refusal or inability (except where due to illness or Disability) to perform the Executive’s material duties hereunder; Notwithstanding the foregoing, no termination pursuant to subsection (iv) or (v) shall be treated as termination for Cause unless the Board has provided the Executive with written notice specifying in reasonable detail the alleged Cause for termination and the Cause is not cured within 30 days after the date of such notice.

e)                                      Voluntary Termination by the Executive.  If the Executive resigns or otherwise voluntarily terminates his employment and the termination is not for Good Reason, the Executive shall only be entitled to the Accrued Compensation upon such termination. For purposes of this Agreement, a termination by the Executive shall be for “Good Reason” if the Executive resigns during the period of three months after the date the Executive is (i) assigned to a position other than President and Chief Executive Officer of the Company (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, (ii) assigned duties materially inconsistent with such position (other than any such assignment for Cause or by reason of Disability) without the Executive’s consent, and such assignment is not rectified within 15 business days after written notice to the Company, (iii) transferred to a geographic location of employment more than 30 miles from the current location of employment without the Executive’s consent, (iv) directed to report to anyone other than the Board, without the Executive’s consent, or (v) the Company materially breaches any material term of this Agreement; provided that no breach of this Agreement by the Company shall be deemed to constitute “Good Reason” unless the Executive provides the Board with written notice specifying in reasonable detail the alleged breach and such breach is not cured within 30 days after the date of such notice.

f)                                       Release.  In order to receive the severance payments and benefits hereunder (other than the Accrued Compensation), the Executive must execute and not revoke a general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A.  To the extent that such release is not executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Termination Date, the Executive shall forfeit all rights to any such severance payments and benefits.

g)                                      Section 280G.  In the event that any payment or benefits received or to be received by the Executive pursuant to this Agreement (“Benefits”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then either (A) the Benefits provided to the Executive shall be reduced, but only by the minimum required to  result in no portion of such benefits being subject to the Excise Tax or (B) or the Benefits shall be paid in full and the Executive shall pay the Excise Tax, whichever alternative is more beneficial to the Executive on an after tax basis.  Unless the Company and Executive otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by the mutual agreement of Executive and the Company (the “Accountant”).  The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection. To the extent applicable, the reduction in Benefits contemplated by this paragraph shall be implemented by reducing the Benefits in the following order:  (i) any cash severance or other cash amount payable to the Executive hereunder, and (ii) any continued benefit valued as a “parachute payment” for purposes of Section 280G of the Code.  In addition, the Company shall take commercially reasonable efforts to present the Benefits to its equity holders to exempt such Benefits from the Excise Tax, if such a cure is available through a vote of equity holders under Section 280G of the Code.

h)                                     Death.  If the Executive dies during the term of this Agreement, the Company shall pay to the Executive’s estate the Executive’s Accrued Compensation.  In addition, the death benefits payable by reason of the Executive’s death under any retirement, deferred compensation or other employee benefit plan maintained by the Company shall be paid to the beneficiary designated by the Executive in accordance with the terms of the applicable plan or plans.

6.                                      WITHHOLDING.  The Company shall, to the extent permitted by law, have the right to withhold and deduct from any payment hereunder any federal, state or local taxes of any kind required by law to be withheld with respect to any such payment.

7.                                      PROTECTION OF CONFIDENTIAL INFORMATION.  The Executive agrees that he will keep all confidential and proprietary information of the Company or relating to its business (including, but not limited to, information regarding the Company’s customers, pricing policies, methods of operation, proprietary computer programs and trade secrets) (“Confidential Information”) confidential, and that he will not (except with the Company’s prior written consent), while in the employ of the Company or at any time thereafter, disclose any such Confidential Information to any person, firm, corporation, association or other entity, other than in furtherance of his duties hereunder, and then only to those with a “need to know” for the benefit of the Company.  The Executive shall not make use of any such Confidential Information for his own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances during or at any time after the term of his employment.  The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure, except if such information is in the public domain as a result of the Executive’s actions in contravention of this Section 7.  The Executive recognizes that because his work for the Company will bring him into contact with Confidential Information of the Company, the restrictions of this Section 7 are required for the reasonable protection of the Company and its investments and for the Company’s reliance on and confidence in the Executive.

8.                                      PROHIBITION OF CERTAIN ACTIVITIES.  The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their patients and the Executive has had and will continue to have access to these patients, (v) the Executive has received and will receive specialized training from the Company and its affiliates, and (vi) the Executive has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Executive’s employment.  In consideration of the foregoing, as well as the transactions contemplated hereby, the Executive hereby covenants and agrees that he will not, for a period beginning on the date of this Agreement and ending two (2) years after such Executive’s Termination Date (the “Restriction Period”), (A) engage in any business activities for himself or on behalf of any enterprise in any capacity or own any interest in any entity which compete or are competitive with the Company in the business of organizing, establishing, developing, providing or managing integrated cancer care services or services ancillary thereto, in any state in which the Company, its subsidiaries, affiliates and/or any of its joint ventures then operate or has plans to operate as of the Executive’s Termination Date, (B) interfere or disrupt or attempt to interfere or disrupt, the relationships between the Company, its subsidiaries, affiliates and/or joint ventures and any patient, referral source or supplier or other person having business relationships with the Company, its subsidiaries, affiliates and/or joint ventures, (C) solicit, induce or hire, or attempt to solicit, induce or hire, any employee of the Company, its subsidiaries, affiliates and/or joint ventures or (D) except as required by law, publish or make any disparaging statements about the Company, any affiliate of the Company, or any of their directors, officers or employees, under circumstances where it is reasonably foreseeable that the statements will be made public (the activities described in clauses (A) through (D) above, collectively, “Prohibited Activities”).  Notwithstanding the foregoing, this Section 8 will be of no force and effect for the period (the “Toll Period”) during which the Company fails to make the payments, if any, required under Section 5(b) and such payments are in fact due and payable pursuant to Section 5(b), provided that the Toll Period shall not take effect unless the Executive provides the Board with written notice that such payments are due and payable and the Company does not make such payments within 30 days after the date of such notice (for the avoidance of doubt, the operation of the Toll Period shall not result in an extension of the Restriction Period); provided, that the ownership of no more than 2 percent of the stock of a publicly traded corporation shall not be deemed participation in or affiliation with an entity or person so long as the Executive has no other connection or relationship with such entity or person.  Notwithstanding the foregoing, nothing contained in this Agreement limits the Executive’s ability to communicate with or participate in any investigation or proceeding (including by providing documents or other information, without notice to the Company) regarding possible violations of federal securities laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission.

9.                                      INJUNCTIVE RELIEF.  The Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants set forth in Sections 7 and 8 and accordingly agrees that the Company shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions in any action or proceeding instituted in the United States District Court for the Middle District of Florida or in any court in the State of Florida having subject matter jurisdiction.  This provision with respect to injunctive relief shall not, however, diminish the Company’s right to claim and recover damages. It is expressly understood and agreed that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of the Executive, no such provision of this Agreement shall be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable.  The Executive acknowledges and confirms that (a) the restrictive covenants contained in Sections 7 and 8 hereof are reasonably necessary to protect the legitimate business interests of the Company and (b) the restrictions contained in Sections 7 and 8 hereof (including without limitation the length of the term of the provisions of Sections 7 and 8 hereof) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.  The Executive further acknowledges and confirms that his full and faithful observance of each of the covenants contained in Sections 7 and 8 hereof will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors.  The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of Sections 7 and 8 hereof.  The Executive further acknowledges that the restrictions contained in Sections 7 and 8 hereof are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

10.                               SEPARABILITY.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

11.                               ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.  The Company may assign this

Agreement to any of its subsidiaries or affiliates.

12.                               ENTIRE AGREEMENT.  This Agreement represents the entire agreement between the Company and the Executive with respect to Executive’s employment services, provided, however, this Agreement does not supersede or replace any agreements between the Company and Executive pursuant to any plans or programs of the Company or any separate stock option agreement, restricted stock agreement or similar agreement regarding bonuses or awards to Executive. This Agreement does, however, supersede the Independent Contractor Agreement between the parties dated May 12, 2016.   This Agreement may be amended at any time by mutual written agreement of the parties hereto.

13.                               GOVERNING LAW.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Florida, other than the conflict of laws provisions of such laws.

14.                               SUBMISSION TO JURISDICTION.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Florida, and each of the Company and the Executive hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Executive and the Company hereby irrevocably each waive any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Florida, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum

15.                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

16.                               HEADINGS.  The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

17.                               WAIVER.  The failure of either party to insist upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

18.                               COUNTERPARTS.  This Agreement may be executed in two (2) counterparts and by facsimile or other electronic transmission, each of which shall be considered an original.

19.                               SECTION 409A COMPLIANCE.

a)                                     The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

b)                                     A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c)                                      All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

d)                                     For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

e)                                      In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

21ST CENTURY ONCOLOGY HOLDINGS, INC.

By:	/s/ Robert L. Rosner
Name: Robert L. Rosner
Title: Chairman

EXECUTIVE:

/s/ William R. Spalding
William R. Spalding

ADDRESS:

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this     th  day of                   , 20    , by and between 21st Century Oncology Holdings, Inc., a Florida corporation (the “Company”), and                           (“Executive”).

PRELIMINARY RECITALS

A.                                    Executive’s employment with the Company has terminated.

B.                                    Executive and the Company are parties to an Executive Employment Agreement, dated as of           , 2016 (as amended, modified or supplement from time to time, the “Agreement”).

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor

Relations Act, 29 U.S.C. §151 et seq., the Civil False Claims Act, §31 U.S.C §3729 et seq and related state false claims act provisions and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement.  This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

2.                                      Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.                                      Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.                                      Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, effective as of the date hereof, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5.                                      The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6.                                      Executive certifies and acknowledges as follows:

(a)                                 That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b)                                 That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

(c)                                  That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

(d)                                 That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

(e)                                  That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment.

(f)                                   That the Company has provided him with adequate opportunity, including a period of [21][45] days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than [21][45] days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such [21][45]-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(g)                                  That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(h)                                 That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

7.                                      The Company (meaning, solely for this purpose, the Company’s directors and executive officers and other individuals authorized to make official communications on the Company’s behalf) will not disparage Executive or Executive’s performance or otherwise take any action which could reasonably be expected to adversely affect Executive’s personal or professional reputation.

8.                                      Executive agrees that he will not disparage or denigrate to any person any Company Party or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Company Party or otherwise disparage or denigrate any of their products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency. In the event any government agency or any of Company’s or any of its affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will only inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of the Company.  Notwithstanding the foregoing, nothing contained in this Agreement limits Executive’s ability to communicate with or participate in any investigation or proceeding (including by providing documents or other information, without notice to the Company) regarding possible violations of federal securities laws that may be conducted by the U.S. Securities and Exchange Commission, the U.S. Department of Justice, U.S. Consumer Financial Protection Bureau or the U.S. Commodity Futures Trading Commission.

9.                                      Miscellaneous

(a)                                 This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b)                                 The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder.  Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)                                  The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)                                 This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)                                  The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns.  The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns.  The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f)                                   No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)                                  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF FLORIDA.

*   *   *   *   *

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:

Name:

Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including [21][45] days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release.  I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: